EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 17, 2008, accompanying the consolidated financial statements and schedule (which report included an unqualified opinion) included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10-K for the years ended October 31, 2008 and 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S-8 (File No. 333-103152, effective February 12, 2003 and File No. 333-21161, effective February 5, 2007).

/s/    Grant Thornton LLP

Cleveland, Ohio

December 17, 2008